Exhibit 99.1

PRIVILEGED & CONFIDENTIAL

ATTORNEY WORK PRODUCT

Investor Relations Contact

Michelle Ahlmann, 650.603.5200

Public Relations Contact

Dave Peterson, 650.603.5200

Mercury Interactive Corporation Receives Notice from NASDAQ Related to Late Filing of Form 10-Q for the Period Ended September 30, 2005

Company Has Submitted Revised Plan to Panel Requesting Extension

Mountain View, CA, November 17, 2005 – Mercury Interactive Corporation (NASDAQ: MERQE) today announced that, as expected, the Company has received an additional letter from The NASDAQ National Market stating that the Company has failed to timely file its Form 10-Q for the period ended September 30, 2005 and, therefore, is not in compliance with NASDAQ Marketplace Rule 4310(c)(14). NASDAQ Marketplace Rule 4310(c)(14) requires the Company to make, on a timely basis, all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

As previously disclosed on August 12, 2005, NASDAQ initially informed the Company that its common stock was subject to delisting because the Company failed to timely file its Form 10-Q for the period ended June 30, 2005, unless the Company requested a hearing in accordance with applicable NASDAQ Marketplace rules. Also, as previously disclosed, the Company requested and was granted a hearing with the NASDAQ Listing Qualifications Panel which subsequently granted a conditional extension to the Company’s request for continued listing on The NASDAQ National Market until November 30, 2005 for the Company to make its requisite filings. This extension granted by the Panel expressly contemplated the delayed filing of the Form 10-Q for the period ended September 30, 2005.

The Company has submitted a revised plan of compliance to the Panel, requesting a further extension from the Panel in which to file its Forms 10-Q for the periods ended June 30, 2005 and September 30, 2005, and all required restated and other financial statements for previous periods. As announced on November 2, 2005, as part of its continuing investigation, the Company’s Special Committee has made certain determinations regarding stock option matters and certain loans to officers. While the Company has made significant progress to date in the restatement of its financial statements to address these matters, the Company will need additional time to determine, among other things, the tax and accounting consequences of these issues and to complete the required SEC filings and restatements. The Company does not believe that the determinations made by the Special Committee will have an impact on its historical revenues, cash position or non-stock option related operating expenses.

Mercury Interactive Corporation Receives Notice from NASDAQ Related to Late Filing of Form 10-Q for the Period Ended September 30, 2005. Company Has Submitted Revised Plan to Panel Requesting Extension.

On November 15, 2005 Mercury notified the Panel that it would be unable to meet the November 30 extension and requested a further extension. The Panel has not yet rendered its decision on the Company’s request for continued listing of the Company’s common stock. The Company’s securities will continue to trade on The NASDAQ National Market under the symbol “MERQE” pending a decision by the Panel.

There can be no assurance that the Panel will provide the Company with any additional extensions beyond November 30, 2005. If the Company is not granted an extension of time to file its reports, or fails to file its reports prior to any additional deadline, the Company would be subject to delisting.

About Mercury

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005, 2) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 3) the impact of the resignations of Amnon Landan, Douglas Smith and Susan Skaer, 4) the possibility that the trustee for the Notes or the holders of at least 25% of the outstanding principal amount of the

Mercury Interactive Corporation Receives Notice from NASDAQ Related to Late Filing of Form 10-Q for the Period Ended September 30, 2005. Company Has Submitted Revised Plan to Panel Requesting Extension.

Notes may, if the Company does not file its historical financial statements and periodic reports by March 31, 2006, cause acceleration of repayment of the entire principal amount and accrued interest on the Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the substantial risk that the Company will not be able to complete its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 and all required restated and other financial statements for previous periods and that the Company will not achieve relisting by the Nasdaq National Market, 7) the effect of any third party litigation arising out of the Special Committee investigation, 8) costs incurred by Mercury in connection with the Special Committee investigation and the SEC investigation, 9) the mix of perpetual and term licenses and the effect of the timing of recognition of revenue from products sold under the term licenses, 10) the impact of the transition in Europe, 11) the amount of restructuring charges incurred by Mercury in the third quarter, 12) dependence of Mercury’s growth on the continued success and acceptance of its existing and new software products and services and on the success of its BTO strategy, and 13) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of November 17, 2005, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com